VALHI REPORTS FIRST QUARTER RESULTS

DALLAS, TEXAS . . May 8, 2007. Valhi, Inc. (NYSE: VHI) reported net income of $26.1 million, or $.22 per diluted share, in the first quarter of 2007 compared to income of $23.4 million, or $.20 per diluted share, in the first quarter of 2006.

Chemicals sales increased $9.7 million in the first quarter of 2007 compared to the first quarter of 2006 due primarily to net effects of favorable fluctuations in currency exchange rates, which increased chemicals sales by approximately $16 million, and lower average TiO2 prices. Kronos’ average TiO2 selling prices in the first quarter of 2007 were 3% lower than the first quarter of 2006. Kronos' TiO2 sales volumes in the first quarter of 2007 increased less than 1% compared to the first quarter of 2006, with higher volumes in Europe and export markets offsetting the effect of lower volumes in the U.S. The table at the end of this press release shows how each of these items impacted the overall increase in chemicals sales.

Chemicals operating income declined $2.9 million in the first quarter of 2007 as compared to the same period in 2006 due primarily to lower average TiO2 selling prices and higher raw material and energy costs, partially offset by the favorable effects of fluctuation in currency exchange rates, which increased chemicals operating income by approximately $3 million, and higher TiO2 production volumes. Kronos’ TiO2 production volumes increased 5% in the first quarter of 2007 as compared to the first quarer of 2006. Kronos’ TiO2 production facilities were operating at near full capacity in both periods, and Kronos’ sales and production volumes in the first quarter of 2007 were new records for Kronos for a first quarter.

In December 2006, Kronos adopted a new accounting standard related to planned major maintenance expense. Under the new standard, Kronos no longer accrues the cost of planned major maintenance expense in advance but instead recognizes the cost of planned major maintenance when incurred. The new standard was adopted retroactively, and accordingly the Company’s net income in the first quarter of 2006 is approximately $500,000 higher than previously reported.

Component product net sales decreased $3.5 million in the first quarter of 2007 as compared to the same quarter of 2006 due to lower sales to the office furniture market where, for certain products, Asian competitors have established selling prices at a level below which CompX considers would return an acceptable margin, partially offset by new sales volumes as a result of a performance marine acquisition in April 2006. Despite the lower level of component product sales and increasing raw material costs, component products operating income increased $.5 million in the first quarter of 2007 as compared to the first quarter of 2006 due to a more favorable product mix and a continued focus on reducing costs and improving efficiency. Waste management sales decreased, and its operating loss increased, due to lower utilization of waste management services.

TIMET’s sales increased 19% from $286.9 million in the first quarter of 2006 to $341.7 million in the first quarter of 2007. TIMET’s operating income also increased 22% from $95.1 million to $116.2 million in the quarter. TIMET’s average selling prices for melted and mill products in the first quarter of 2007 increased 37% and 20%, respectively, over the same period in 2006. While combined volume of melted and mill product shipments during the first quarter of 2007 approximated prior year volumes, market demands resulted in a shift of TIMET’s product mix towards an increased level of mill products which require additional processing and resources as compared to melted products, but which also command higher selling prices. TIMET’s operating income comparisons were favorably impacted by improved plant operating rates, which increased from 88% in the first quarter of 2006 to 95% in the first quarter of 2007. In addition to higher production costs associated with the shift in product mix, comparing the first quarter of 2006 and 2007, cost of sales also increased due to higher costs of certain raw materials, including titanium sponge. On March 26, 2007 the Company paid a special dividend in the form of all of the TIMET common stock we own. As a result, the Company will no longer report equity in earnings of TIMET after the first quarter of 2007.

General corporate interest and dividend income declined in the first quarter of 2007 as compared to the first quarter of 2006 due primarily to lower dividend distributions from The Amalgamated Sugar Company LLC. Insurance recoveries represent NL’s recovery from certain former insurance carriers in settlements of claims related to certain environmental, indemnity and past litigation defense costs. These insurance recoveries (net of tax and minority interest) aggregated $.01 per diluted share in each of the first quarter of 2006 and 2007. General corporate expenses declined slightly in the first quarter of 2007 as compared to the first quarter of 2006, as higher legal, litigation and environmental expenses of NL were more than offset by lower pension and other expenses for other subsidiaries. Interest expense was lower in the first quarter of 2007 due primarily to Kronos’ May 2006 redemption of its 8.875% Senior Secured Notes using the proceeds from its April 2006 issuance of its 6.5% Senior Secured Notes.

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially include, but are not limited to:

•	Future supply and demand for the Company’s products,
•	The extent of the dependence of certain of the Company’s businesses on certain market sectors,
•	The cyclicality of certain of the Company's businesses,
•	The impact of certain long-term contracts on certain of the Company's businesses,
•	Customer inventory levels,
•	Changes in the Company’s raw material and other operating costs,
•	The possibility of labor disruptions,
•	General global economic and political conditions,
•	Competitive products and substitute products,
•	Possible disruption of business or increases in the cost of doing business resulting from terrorist activities or global conflicts,
•	Customer and competitor strategies,
•	The impact of pricing and production decisions,
•	Competitive technology positions,
•	The introduction of trade barriers,
•	Fluctuations in currency exchange rates,
•	Operating interruptions,
•	The timing and amount of insurance recoveries,
•	The ability of the Company to renew or refinance credit facilities,
•	The extent to which our subsidiaries were to become unable to pay dividends,
•	Uncertainties associated with new product development,
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters,
•
The ultimate ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefit of which has been recognized under the “more-likely-than-not” recognition criteria,

•	Environmental matters,
•	Government laws and regulations and possible changes therein,
•	The ultimate resolution of pending litigation, and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected. The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Valhi, Inc. is engaged in the titanium dioxide pigments, component products (security products, furniture components and performance marine components) and waste management industries.

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VALHI, INC. AND SUBSIDIARIES

CONDENSED SUMMARY OF OPERATIONS

(In millions, except earnings per share)

	Three months ended March 31,
	2006	2007
	(unaudited)

Net sales
Chemicals	$304.3	$314.0
Component products	47.0	43.5
Waste management	3.0	1.5

Total net sales	$354.3	$359.0

Operating income (loss)
Chemicals	$33.2	$30.3
Component products	5.1	5.6
Waste management	(2.6)	(3.0)

Total operating income	35.7	32.9

Equity in:
TIMET	22.1	26.9
Other	(1.7)	(.5)

General corporate items:
Interest and dividend income	9.8	7.9
Securities transaction gains, net	.2	.3
Insurance recoveries	2.2	2.5
General expenses, net	(6.4)	(6.0)
Interest expense	(16.8)	(15.6)

Income before income taxes	45.1	48.4

Provision for income taxes	19.1	19.8

Minority interest in after-tax earnings	2.6	2.5

Net income	$23.4	$26.1

Net income per share
Basic	$.20	$.23

Diluted	$.20	$.22

Shares used in calculation of per share amounts
Basic earnings	116.7	114.9

Diluted earnings	117.0	115.2

VALHI, INC. AND SUBSIDIARIES

IMPACT OF PERCENTAGE CHANGE IN CHEMICALS NET SALES

Three months ended March 31, 2007 vs. 2006
(unaudited)

Percent change in net sales:
TiO2 product pricing	(3)%
TiO2 sales volumes	-%
TiO2 product mix	1%
Changes in currency exchange rates	5%

Total	3%